                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

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[_] Definitive Proxy Statement                RULE 14A-6(e)(2))

[_] Definitive Additional Materials

[x] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12


                                  MESA INC.
    ------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                     SAME
    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


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Notes:

                                                         Boone Pickens
                               chairman of the board and chief executive officer

                                      LOGO

                               September 8, 1995


                                                        I wanted you to see this
Board of Directors                           letter exempting myself from Mesa's
MESA Inc.                                   Retention/Severance Plan.  I'm going
1400 Williams Square West                        to do what it takes to keep our
5205 N. O'Connor Blvd.                        people on the job, protecting your
Irving TX 75039-3746                                   investment!   Boone

Dear Fellow Board Member:

  Thank you for approving the Retention/Severance Plan for MESA employees at the August 22 meeting of MESA's board of directors. This program provides much needed protection for all MESA employees as well as our shareholders.

  As you know, MESA is among the most efficient operators in the oil and gas industry. We have always expected more from our employees than any other company in the business. Our employees each manage 5.3 billion cubic feet of equivalent natural gas reserves, over twice the industry average. Our recent program has thrown additional challenges at our employees and in some cases doubled their workload.

  Unfortunately, the actions of the Davis/Washington/Batchelder group have created tremendous uncertainty among our 400 employees and their families. While we continue our efforts to maximize shareholder value through a sale, merger or restructuring, your approval of the retention plan provides the security our employees need to remain in place to see the program through.

  I will do everything possible to protect our employees and our shareholders as this process moves forward. Not surprisingly, the Davis/Washington/Batchelder group has been vocal in its criticism of our retention program, using my inclusion in the plan as their lightning rod.

  Although our program is conservative when compared with others in the industry, I request that you take appropriate action to exclude me from participating. While there have been arguments that I should be included in the program in recognition of my 35 years of service to the company, retention shouldn't be a concern in my case. I have a large investment in MESA and will stay to see our program through. Without my participation, however, I don't see how the Davis/Washington/Batchelder group can object to our employees being protected.
                                        Sincerely,

                                        /s/ Boone Pickens

                                        Boone Pickens

  1400 WILLIAMS SQUARE WEST / 5205 NORTH O'CONNOR BLVD. / IRVING, TEXAS 75039-
                                      3746

                                                         Boone Pickens
                               chairman of the board and chief executive officer

                        LOGO OF MESA INC. APPEARS HERE

                               September 14, 1995

Dear Fellow Shareholder:

  In my letter to you on August 19, I outlined the steps MESA is taking to address our company's debt concerns and the program we have put in place to maximize shareholder value. I'm pleased to report that this program is underway and on schedule.

  With our financial adviser, Lehman Brothers Inc., we are pursuing a wide range of options, including the sale of MESA or merger with another company, the sale of all or major portions of our Hugoton field properties in southwest Kansas, equity infusions, and restructuring and refinancing opportunities. We are encouraged by widespread early indications of interest from more than half of the nearly 140 companies Lehman has contacted so far, and data rooms opened last week to continue moving this program forward.

  MESA's management team and Lehman are uniquely prepared to fully explore and evaluate all available options and to realize full value for our company. We believe that THE PEOPLE WHO BUILT THIS COMPANY AND KNOW IT BEST--MESA'S CURRENT MANAGEMENT AND BOARD OF DIRECTORS--ARE BEST QUALIFIED TO CAPITALIZE ON ITS UNDERLYING STRENGTH TO MAXIMIZE SHAREHOLDER VALUE, WHETHER THROUGH A SALE, MERGER, OR RESTRUCTURING. Lehman has a proven record in managing programs such as this.

  We believe that industry benchmarking measurements for oil and gas operations clearly demonstrate that over the last 30 years we have been one of the most aggressive, efficient, and best-managed independent oil and gas companies, and we remain so to this day. That's not just our opinion, it's the conclusion of such respected and independent institutions as PaineWebber, Howard Weil, and others. Among the top two dozen or so independent producers, MESA...

 .    . . . has one of the leanest and most productive workforces of any independent. Our employees each manage 5.3 Bcf of reserves, over twice the average reserve volume managed by our industry peers. (Bloomberg, PaineWebber, Howard Weil)

 .    . . . increased production by 11 percent in 1994, primarily in the Hugoton field and as a result of exploration and development success in the Gulf of Mexico. (PaineWebber)

  1400 WILLIAMS SQUARE WEST / 5205 NORTH O'CONNOR BLVD. / IRVING, TEXAS 75039-
                                      3746

 .     . . . has built a long-life reserve base that mitigates the need for aggressive replacement through drilling and acquisitions. MESA has a 14.7-year reserve-to-production ratio versus an average of 10 years for MESA's industry peers. (PaineWebber, Howard Weil)

 .     . . . has a success record for net drilling activity during the past five years of 97 percent or greater--a record unmatched in the industry. (PaineWebber)

                       1994 1993 1992 1991  1990
                       ---- ---- ---- ----  ----
     Wells Drilled     25.3 30.1 21.0 15.8 123.9
     Successful Wells  24.5 29.1 20.6 15.6 120.8
     Success Ratio      97%  97%  98%  99%   97%

  WE BELIEVE THESE OPERATING RESULTS SPEAK FOR THEMSELVES: THEY DEMONSTRATE THAT MESA'S CURRENT MANAGEMENT AND BOARD HAVE CREATED A STRONG UNDERLYING VALUE, BASED ON A RECORD OF SUCCESS IN EXPLORATION AND DEVELOPMENT. We are crippled by debt, and we're working on the solution. However, this should not take away from the fact that MESA is an efficient, well-managed producer with significant operating strengths.

  I have purchased an additional 2.2 million shares of MESA in the past two and one-half years and remain our company's largest individual shareholder. I have worked hard for the past 30 years building value for our shareholders. Since 1979, we have distributed about $2 billion in cash and securities to MESA shareholders--the owners of MESA. Nobody knows more about the current underlying value of MESA, and no one is more determined or better able to realize every cent of that shareholder value than I am.

  As always, I appreciate your ongoing support for MESA, and I will continue to keep you posted on developments as we progress.

                                      Sincerely,

                                      /s/ Boone Pickens

                                      Boone Pickens
                                      Chairman and CEO
                                      On Behalf of the Majority of
                                      MESA's Board of Directors


(Statistical information contained in the operation and efficiency points cited above was compiled through information contained in PaineWebber's 1995 Exploration & Production Company Reserve Portrait and Howard Weil's 1994/95 Reserve & Finding Cost Study of the Oil and Gas Independents, along with MESA's drilling and reserve reports and industry information obtained from Bloomberg, a financial news service.)

REQUIRED DISCLOSURE: INFORMATION REGARDING PARTICIPANTS

The Company, each of its directors (other than David H. Batchelder and Dorn Parkinson), and each of its executive officers could be deemed to be participants (within the meaning of Rule 14a-11(b) under the Securities Exchange Act of 1934, as amended) in any solicitation in opposition to the solicitation for requests to hold a special meeting of the shareholders of the Company by Dennis R. Washington, Marvin Davis and certain of his affiliates, Mr. Batchelder, and Mr. Parkinson (the "13D Group"). The identities of the executive officer participants and a description of their interests in the solicitation are as follows: Boone Pickens, Chairman and Chief Executive Officer (owns beneficially 4,945,376 shares of Common Stock and, in 1994, was awarded total compensation of $1,944,500, which includes a $950,000 bonus payment which has been deferred until Mr. Pickens' retirement and is subject to his continued employment (except in certain events) through December 31, 1995, with respect to the Company's 1994 commodities and securities investment activities managed by him and which resulted in gains to the Company of $17.3 million in 1994; and he was awarded 200,000 options at $4.25); Paul W. Cain, Director, President and Chief Operating Officer (owns beneficially 260,139 shares of Common Stock and, in 1994, was awarded total compensation of $643,523 and 150,000 options); Stephen K. Gardner, Vice President and Chief Financial Officer (owns beneficially 69,229 shares of Common Stock and, in 1994, was awarded total compensation of $177,951 and 85,000 options); Dennis E. Fagerstone, Vice President-Exploration and Production (owns beneficially 81,000 shares of Common Stock and, in 1994, was awarded total compensation of $350,977 and 85,000 options); Andrew J. Littlefair, Vice President-Public Affairs (owns beneficially 85,938 shares of Common Stock and, in 1994, was awarded total compensation of $252,697 and 85,000 options); and William D. Ballew, Controller (owns beneficially 51,103 shares of Common Stock and, in 1994, was awarded total compensation of $188,639 and 45,000 options).The options awarded in 1994 have an exercise price of $4.25 per share and vest as follows: 30% on June 1, 1995, 55% on December 1, 1995, 80% on December 1, 1996 and 100% on December 1, 1997. Each of the executive officers participates in the Company's Employees Premium Plan, Profit Sharing Plan, and 1991 Stock Option Plan and is covered by customary liability insurance purchased by the Company. In addition, the Company permits Mr. Pickens and his affiliates to use certain of the Company's properties and assets for noncompany purposes on terms that, while not disadvantageous to the Company, may be more favorable to Mr. Pickens than those otherwise available to him. Mr. Pickens and affiliates reimbursed the Company a total of $113,894 in 1994 for the use of these assets. The Company periodically makes use of certain facilities owned by Mr. Pickens, paying for the use of these facilities at rates comparable to those charged for similar facilities owned by third parties. The Company paid Mr. Pickens $127,500 in 1994 for the use of such facilities. The identities of the non-employee director participants and a description of their interests in the solicitation are as follows: John S. Herrington (owns beneficially 10,000 shares of Common Stock); Wales H. Madden, Jr. (owns beneficially 22,000 shares of Common Stock); Fayez
S. Sarofim (owns beneficially 1,400,000 shares of Common Stock); Robert L. Stillwell (owns beneficially 26,500 shares of Common Stock); and J. R. Walsh, Jr. (owns beneficially 75,620 shares of Common Stock). Each of such non-employee directors received $20,000 cash compensation for services as a director in 1994 and is covered by customary liability insurance purchased by the Company. In addition, Mr. Sarofim is Chairman of the Board, President, and owner of a majority of the outstanding capital stock of Fayez Sarofim & Co., which acts as an investment adviser to certain employee benefit plans of the Company. During the year ended December 31, 1994, Fayez Sarofim & Co. received fees, paid by the employee benefit plans, of $135,442 for such services and has been retained to provide such services in 1995. Mr. Stillwell is a partner in the law firm of Baker & Botts, L.L.P. The Company retained Baker & Botts, L.L.P. and incurred legal fees for such services in 1994. Baker & Botts, L.L.P. has been retained to provide legal services in 1995. Mr. Walsh is President and Chairman of the Board of United Mud Service Company. The Company paid United Mud Service Company $82,428 for drilling mud and services during the year ended December 31, 1994 and expects to use United Mud Service Company for such products and services in 1995. The beneficial ownership information set forth above is as of July 31, 1995 and includes with respect to the executive officer participants an aggregate of 1,513,500 shares of Common Stock issuable upon exercise of options that are exercisable within 60 days of such date. For more detailed information regarding executive compensation and other matters described above, see the Company's Proxy Statement for its 1995 annual meeting and the Company's Proxy Statement in opposition to the 13D Group's solicitation for written requests to hold a special meeting, a copy of which will be mailed to shareholders.